FOR IMMEDIATE RELEASE                     484.568.5001
Contact: Christopher J. Annas                     CAnnas@meridianbanker.com

Meridian Bank Announces Retirement of Chief Credit Officer Joe Cafarchio

Malvern, Pa. (October 11, 2023) – Meridian Bank (Nasdaq: MRBK) announced the retirement of Joseph Cafarchio, Chief Credit Officer, effective October 13, 2023. Mr. Cafarchio has served in the position since Meridian’s inception in 2004.

Prior to joining Meridian, Joe had a long career in the Philadelphia-area banking community, including positions with National Penn Bank, Stonebridge Bank and the Philadelphia Federal Reserve, where he started his career after graduating from Wharton. Before entering the financial world, he pursued his other professional passion as a saxophonist in a nationally touring band. While at Meridian, Joe often combined these two areas of talent by breaking out his horn to the delight of all at Meridian employee and customer events.

“Joe has been here since the beginning, and his contribution to the dynamic growth and success of this institution is inestimable,” said Meridian founder and CEO, Chris Annas. “Joe shaped our credit philosophy that complemented Meridian’s entrepreneurial instincts. While he will be sorely missed, both professionally and personally, his legacy will continue to inspire all of us. We all wish Joe and his wife, Margie, the very best.”

Mr. Cafarchio will be succeeded in his role as Chief Credit Officer by Andy Fox.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware, Maryland and Florida. Through more than 20 offices, including bank branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC. Equal Housing Lender.